CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Real Estate Securities Trust of our report dated June 16, 2023, relating to the financial statements and financial highlights, which appears in the Franklin Real Estate Securities Fund’s Annual Report on Form N-CSR for the year ended April 30, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

August 23, 2023